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Freeport-McMoRan Copper & Gold Inc.
Reports First-Quarter 2014 Results

▪	Net income attributable to common stock totaled $510 million, $0.49 per share, for first-quarter 2014, compared with net income of $648 million, $0.68 per share, for first-quarter 2013.

▪
Consolidated sales for first-quarter 2014 totaled 871 million pounds of copper, 187 thousand ounces of gold, 27 million pounds of molybdenum and 16.1 million barrels of oil equivalents (MMBOE), compared with 954 million pounds of copper, 214 thousand ounces of gold and 25 million pounds of molybdenum for first-quarter 2013.

▪
Consolidated sales for the year 2014 are expected to approximate 4.3 billion pounds of copper, 1.6 million ounces of gold, 97 million pounds of molybdenum and 64.2 MMBOE, including 1.1 billion pounds of copper, 320 thousand ounces of gold, 24 million pounds of molybdenum and 15.2 MMBOE for second-quarter 2014.

▪
Average realized prices for first-quarter 2014 were $3.14 per pound for copper (compared with $3.51 per pound in first-quarter 2013), $1,300 per ounce for gold (compared with $1,606 per ounce in first-quarter 2013) and $93.76 per barrel for oil (net of $4.86 per barrel associated with payments on derivative contracts).

▪
Consolidated unit net cash costs for first-quarter 2014 averaged $1.54 per pound of copper for mining operations and $18.51 per BOE for oil and gas operations, compared with $1.57 per pound of copper for first-quarter 2013.

▪
Operating cash flows totaled $1.2 billion (net of $377 million in working capital uses and changes in other tax payments) for first-quarter 2014, compared with $831 million (net of $430 million in working capital uses and changes in other tax payments) for first-quarter 2013. Based on current sales volume and cost estimates and assuming average prices of $3.00 per pound for copper, $1,300 per ounce for gold, $10 per pound for molybdenum and $105 per barrel for Brent crude oil for the remainder of 2014, operating cash flows are expected to approximate $7.7 billion (including $0.1 billion of working capital sources and changes in other tax payments) for the year 2014.

▪
Capital expenditures totaled $1.6 billion for first-quarter 2014, including $0.7 billion for major projects at mining operations and $0.6 billion for oil and gas operations. Capital expenditures are expected to approximate $7 billion for the year 2014, including $3 billion for major projects at mining operations and $3 billion for oil and gas operations.

▪	At March 31, 2014, consolidated cash totaled $1.4 billion and consolidated debt totaled $20.9 billion.

▪
FCX continues to target significant reductions in debt by the end of 2016 using cash flows generated above capital expenditures and other cash requirements. FCX will seek opportunities to accelerate its deleveraging plans through potential asset sales, joint venture transactions or other monetizations and is engaged in discussions with a number of third parties to achieve this objective. FCX may also take additional steps to reduce or defer capital spending and other costs in response to market conditions.

Freeport-McMoRan                                      1

PHOENIX, AZ, April 24, 2014 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported net income attributable to common stock of $510 million, $0.49 per share, for first-quarter 2014, compared with $648 million, $0.68 per share, for first-quarter 2013. FCX’s net income attributable to common stock for first-quarter 2014 included $9 million ($0.01 per share) for net noncash mark-to-market gains associated with crude oil and natural gas derivative contracts.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, "Our first-quarter results reflect solid operating performance in our North America, South America and Africa mining operations and a meaningful contribution from our oil and gas business, partly offset by the effects of reduced output from Indonesia and lower copper prices. We are actively engaged in reaching a resolution to enable resumption of copper concentrate exports in Indonesia. We are pleased to report substantial progress in advancing projects to increase production and cash flows from our mining and oil and gas projects and remain focused on strong execution of these value enhancing initiatives. Our large and diverse portfolio of assets and resources provide attractive near-term and longer-term growth opportunities that will enable us to increase values for shareholders by providing exposure to markets with attractive long-term fundamentals, effective management of our base operations, prudent capital management, achievement of our debt reduction initiatives and providing attractive cash returns to shareholders."

SUMMARY FINANCIAL DATA

	Three Months Ended
	March 31,
	2014		2013	[a]
	(in millions, except per share amounts)
Revenues[b]	$4,985	[c,d]	$4,583	[c]
Operating income[b]	$1,111	[e]	$1,355
Net income attributable to common stock[f]	$510	[c,d,e]	$648	[c,g]
Diluted net income per share of common stock	$0.49	[c,d,e]	$0.68	[c,g]
Diluted weighted-average common shares outstanding	1,044		953
Operating cash flows[h]	$1,237		$831
Capital expenditures	$1,612		$805
At March 31:
Cash and cash equivalents	$1,378		$9,595	[i]
Total debt, including current portion	$20,850		$10,092

a.	Results for first-quarter 2013 do not include FCX Oil & Gas Inc. (FM O&G).

b.	For segment financial results, refer to the supplemental schedule, "Business Segments," on page X, which is available on FCX's website, "www.fcx.com."

c.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $124 million ($66 million to net income attributable to common stock or $0.06 per share) for first-quarter 2014 and $11 million ($5 million to net income attributable to common stock or $0.01 per share) for first-quarter 2013. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII, which is available on FCX's website, "www.fcx.com."

d.
Includes net noncash mark-to-market gains totaling $15 million ($9 million to net income attributable to common stock or $0.01 per share) associated with crude oil and natural gas derivative contracts. For further discussion, refer to the supplemental schedule, "Derivative Instruments" beginning on page VII, which is available on FCX's website, "www.fcx.com."

e.
Includes $53 million ($28 million to net income attributable to common stock or $0.03 per share) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT Freeport Indonesia's (PT-FI) operating rates.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII, which is available on FCX's website.

Freeport-McMoRan                                      2

g.
Includes losses on early extinguishment of debt totaling $40 million to net income attributable to common stock ($0.04 per share) associated with the termination of the acquisition bridge loan facilities, and acquisition-related costs totaling $10 million to net income attributable to common stock ($0.01 per share).

h.	Includes net working capital uses and changes in other tax payments of $377 million for first-quarter 2014 and $430 million for first-quarter 2013.

i.	Includes net proceeds from the March 2013 sale of $6.5 billion of senior notes that were used to fund the second-quarter 2013 oil and gas acquisitions.

SUMMARY OPERATING DATA

	Three Months Ended
	March 31,
	2014	2013	[a]
Copper (millions of recoverable pounds)
Production	948	980
Sales, excluding purchases	871	954
Average realized price per pound	$3.14	$3.51
Site production and delivery costs per pound[b]	$1.89	$1.94
Unit net cash costs per pound[b]	$1.54	$1.57
Gold (thousands of recoverable ounces)
Production	231	235
Sales, excluding purchases	187	214
Average realized price per ounce	$1,300	$1,606
Molybdenum (millions of recoverable pounds)
Production	24	22
Sales, excluding purchases	27	25
Average realized price per pound	$11.21	$12.75
Oil Equivalents
Sales volumes:
MMBOE	16.1
Thousand BOE (MBOE) per day	179
Cash operating margin per BOE:[c]
Realized revenues	$77.22
Cash production costs	18.51
Cash operating margin	$58.71

a.	Results for first-quarter 2013 do not include FM O&G.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, excluding net noncash and other costs. First-quarter 2014 site production and delivery and unit net cash costs exclude $0.06 per pound of copper for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XI, which is available on FCX's website, "www.fcx.com."

c.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page XI, which is available on FCX's website, “www.fcx.com.”

Freeport-McMoRan                                      3

Consolidated Sales Volumes
First-quarter 2014 consolidated copper sales of 871 million pounds were lower than first-quarter 2013 sales of 954 million pounds and the January 2014 estimate of 1.0 billion pounds. First-quarter 2014 consolidated gold sales of 187 thousand ounces were lower than first-quarter 2013 sales of 214 thousand ounces and the January 2014 estimate of 325 thousand ounces. Lower copper and gold sales volumes primarily reflected lower volumes from PT-FI because of the post-January 12, 2014, restrictions on concentrate exports from Indonesia, which resulted in a deferral of approximately 125 million pounds of copper and 140 thousand ounces of gold in first-quarter 2014.
First-quarter 2014 consolidated molybdenum sales of 27 million pounds were higher than first-quarter 2013 and the January 2014 estimate of 25 million pounds.
First-quarter 2014 sales from oil and gas operations of 16.1 MMBOE, including 11.8 million barrels (MMBbls) of crude oil, 19.5 billion cubic feet (Bcf) of natural gas and 1.1 MMBbls of natural gas liquids (NGLs), were higher than the January 2014 estimate of 15.3 MMBOE primarily reflecting higher Eagle Ford production volumes, continued strong performance in the Gulf of Mexico (GOM) and stable production from California.
In January 2014, the Indonesian government published regulations regarding exports of minerals, including copper concentrates. The regulations provide that holders of contracts of work with existing processing facilities in Indonesia could continue to export product through January 12, 2017, but established new requirements for the continued export of copper concentrates, including the imposition of a progressive export duty on copper concentrates. To date, PT-FI has not received authorization from the Indonesian government to export copper concentrate. The regulations and imposition of an export duty conflict with PT-FI's Contract of Work (COW). FCX is working with the Indonesian government to reach a resolution that would enable PT-FI to resume exports of concentrates.
As a result of the delay in obtaining approvals for 2014 exports, PT-FI implemented changes to its operations to align its concentrate production with PT Smelting's operating plans. During first-quarter 2014, PT-FI’s milling rate averaged 118,000 metric tons of ore per day, which is approximately half of normal rates. In the event that PT-FI is unable to conduct normal operations for an extended period, PT-FI intends to implement plans to reduce operating costs, defer capital expenditures and implement workforce reductions.
Consolidated sales for the year 2014 are expected to approximate 4.3 billion pounds of copper, 1.6 million ounces of gold, 97 million pounds of molybdenum and 64.2 MMBOE, including 1.1 billion pounds of copper, 320 thousand ounces of gold, 24 million pounds of molybdenum and 15.2 MMBOE for second-quarter 2014. These estimates assume resumption of exports from PT-FI beginning in May 2014. To the extent PT-FI is unable to resume exports in May 2014, this would result in a deferral of approximately 50 million pounds of copper and 80 thousand ounces of gold per month.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.54 per pound of copper in first-quarter 2014 were lower than unit net cash costs of $1.57 per pound in first-quarter 2013. First-quarter 2014 consolidated average unit net cash costs exclude $0.06 per pound of copper for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
Assuming average prices of $1,300 per ounce of gold and $10 per pound of molybdenum for the remainder of 2014 and achievement of current sales volume and cost estimates, which assumes the resumption of exports from PT-FI beginning in May 2014, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.58 per pound of copper in second-quarter 2014 and $1.41 per pound of copper for the year 2014. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). The impact of price changes for the remainder of 2014 on consolidated unit net cash costs would approximate $0.017 per pound for each $50 per ounce change in the average price of gold and $0.015 per pound for each $2 per pound change in the average price of molybdenum.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations were $18.51 per BOE in first-quarter 2014. Based on current sales volume and cost estimates for the remainder of 2014, cash production costs per BOE are expected to approximate $19 per BOE for the year 2014.

Freeport-McMoRan                                      4

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, molybdenum concentrates are also produced by certain of FCX's North America copper mines.
Operating and Development Activities. FCX has increased production from its North America copper mines in recent years and continues to evaluate a number of opportunities to invest in additional production capacity following positive exploration results. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.
At Morenci, FCX is expanding mining and milling capacity to process additional sulfide ores identified through exploratory drilling. The project is targeting incremental annual production of approximately 225 million pounds of copper in 2014 (an approximate 40 percent increase from 2013) through an increase in milling rates to approximately 115,000 metric tons of ore per day. Construction is in an advanced stage, and FCX expects to begin commissioning and start-up activities during second-quarter 2014. At full rates, Morenci's copper production is expected to approach 1 billion pounds in 2015, compared with 564 million pounds in 2013. At March 31, 2014, $1.3 billion had been incurred for this project, with approximately $0.3 billion remaining to be incurred.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the first quarters of 2014 and 2013:

	Three Months Ended
	March 31,
	2014	2013
Copper (millions of recoverable pounds)
Production	385	343
Sales	371	353
Average realized price per pound	$3.24	$3.60

Molybdenum (millions of recoverable pounds)
Production[a]	8	8

Unit net cash costs per pound of copper:[b]
Site production and delivery, excluding adjustments	$1.88	$1.99
By-product credits	(0.22)	(0.26)
Treatment charges	0.13	0.13
Unit net cash costs	$1.79	$1.86

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XI, which is available on FCX's website, "www.fcx.com."

North America's consolidated copper sales volumes of 371 million pounds in first-quarter 2014 were higher than first-quarter 2013 sales of 353 million pounds, reflecting higher production at most mines primarily because of higher ore grades. North America's copper production is expected to continue to grow in 2014 following the completion of the Morenci mill expansion project. Copper sales from the North America copper mines are expected to approximate 1.7 billion pounds for the year 2014, compared with 1.4 billion pounds in 2013.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.79 per pound of copper in first-quarter 2014 were lower than unit net cash costs of $1.86 per pound in first-quarter 2013, primarily reflecting higher copper sales volumes. Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.75 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming an average molybdenum price of $10 per pound for the

Freeport-McMoRan                                      5

remainder of 2014. North America's average unit net cash costs for the remainder of 2014 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates four copper mines in South America - Cerro Verde in Peru and El Abra, Candelaria and Ojos del Salado in Chile. FCX owns a 53.56 percent interest in Cerro Verde, a 51 percent interest in El Abra, and an 80 percent interest in the Candelaria and Ojos del Salado mining complex. All operations in South America are consolidated in FCX's financial statements. In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver, and the Cerro Verde mine produces molybdenum concentrates.
Development Activities. Construction activities associated with a large-scale expansion at Cerro Verde are in progress. Engineering is substantially complete and construction is advancing on schedule. The project will expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. At March 31, 2014, $1.9 billion had been incurred for this project, with approximately $2.7 billion remaining to be incurred.
FCX continues to evaluate a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results in recent years at El Abra indicate a significant sulfide resource, which could potentially support a major mill project. Future investments will be dependent on technical studies, economic factors and global copper market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the first quarters of 2014 and 2013:

	Three Months Ended
	March 31,
	2014	2013
Copper (millions of recoverable pounds)
Production	314	298
Sales	307	285
Average realized price per pound	$3.07	$3.48

Gold (thousands of recoverable ounces)
Production	21	21
Sales	23	21
Average realized price per ounce	$1,307	$1,617

Molybdenum (millions of recoverable pounds)
Production[a]	3	2

Unit net cash costs per pound of copper:[b]
Site production and delivery, excluding adjustments	$1.50	$1.62
By-product credits	(0.25)	(0.29)
Treatment charges	0.17	0.18
Unit net cash costs	$1.42	$1.51

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XI, which is available on FCX's website, "www.fcx.com."

South America's consolidated copper sales volumes of 307 million pounds in first-quarter 2014 were higher than first-quarter 2013 sales of 285 million pounds, primarily reflecting higher mining rates and timing of shipments. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2014, which are lower than 2013 volumes of 1.3 billion pounds, primarily reflecting lower ore grades at Candelaria and Cerro Verde.

Freeport-McMoRan                                      6

Average unit net cash costs (net of by-product credits) for South America mining of $1.42 per pound of copper in first-quarter 2014 were lower than unit net cash costs of $1.51 per pound in first-quarter 2013, primarily reflecting higher copper sales volumes. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.55 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming average prices of $1,300 per ounce of gold and $10 per pound of molybdenum for the remainder of 2014.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Development Activities. PT-FI has several projects in progress in the Grasberg minerals district related to the development of large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to ramp up over several years to process approximately 240,000 metric tons of ore per day following the transition from the Grasberg open pit, currently anticipated to occur in 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing to enable DMLZ to commence production in 2015 and the Grasberg Block Cave mine to commence production in 2017. Over the next five years, estimated aggregate capital spending on these projects is currently expected to average $0.9 billion per year ($0.7 billion per year net to PT-FI). PT-FI may reduce or defer these activities pending resolution of export restrictions and other Indonesia regulatory matters.
Regulatory Matters. In January 2014, the Indonesian government published regulations providing that holders of contracts of work with existing processing facilities in Indonesia could continue to export product through January 12, 2017, but established new requirements for the continued export of copper concentrates, including the imposition of a progressive export duty on copper concentrates in the amount of 25 percent in 2014, rising to 60 percent by mid-2016. PT-FI’s COW, which has a primary term through 2021 and allows for two 10-year extensions through 2041 (subject to approval by the Indonesian government, which cannot be withheld or delayed unreasonably), authorizes it to export concentrates and specifies the taxes and other fiscal terms available to its operations. The COW states that PT-FI shall not be subject to taxes, duties or fees subsequently imposed or approved by the Indonesian government except as expressly provided in the COW. Additionally, PT-FI complied with the requirements of its COW for local processing by arranging for the construction and commissioning of Indonesia's only copper smelter and refinery, which is owned by PT Smelting. Prior to the January 12, 2014, regulations on exporting copper concentrates, approximately 40 percent of PT-FI’s production during 2014 had been expected to be shipped to PT Smelting, with the balance of its concentrates expected to be sold pursuant to long-term contracts with other international smelters.
To date, PT-FI has not received authorization from the Indonesian government to export copper concentrate. The January 12, 2014, regulations and the imposition of an export duty conflict with PT-FI’s contractual rights under its COW. FCX is working with the Indonesian government to reach a resolution that would enable PT-FI to resume exports of copper concentrates.
As a result of the delay in obtaining approvals for 2014 exports, PT-FI has implemented changes to its operations to align its concentrate production with PT Smelting’s operating plans. During first-quarter 2014, PT-FI’s milling rate averaged 118,000 metric tons of ore per day, which is approximately half of normal rates. In the event that PT-FI is unable to conduct normal operations for an extended period, PT-FI intends to implement plans to reduce operating costs, defer capital expenditures and implement workforce reductions.

Freeport-McMoRan                                      7

Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the first quarters of 2014 and 2013:

	Three Months Ended
	March 31,
	2014	2013
Copper (millions of recoverable pounds)
Production	140	219
Sales	109	198
Average realized price per pound	$3.04	$3.43

Gold (thousands of recoverable ounces)
Production	208	212
Sales	162	191
Average realized price per ounce	$1,299	$1,604

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments[a]	$3.33	$2.61
Gold and silver credits	(2.15)	(1.63)
Treatment charges	0.24	0.23
Royalty on metals	0.11	0.13
Unit net cash costs[a]	$1.53	$1.34

a.
First-quarter 2014 site production and delivery and unit net cash costs exclude $0.49 per pound of copper for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates. For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XI, which is available on FCX's website, "www.fcx.com."

Indonesia's first-quarter 2014 sales of 109 million pounds of copper and 162 thousand ounces of gold were lower than first-quarter 2013 sales of 198 million pounds of copper and 191 thousand ounces of gold, primarily because of lower milling rates as a result of the restrictions on concentrate exports from Indonesia, which resulted in the deferral of approximately 125 million pounds of copper and 140 thousand ounces of gold in first-quarter 2014.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Sales from Indonesia mining are expected to approximate 0.9 billion pounds of copper and 1.5 million ounces of gold for the year 2014, compared with 0.9 billion pounds of copper and 1.1 million ounces of gold for the year 2013. These estimates assume resumption of exports from PT-FI beginning in May 2014. To the extent PT-FI is unable to resume exports in May 2014, this will result in a deferral of approximately 50 million pounds of copper and 80 thousand ounces of gold per month. Upon a favorable resolution of the restrictions on exports matter, sales from Indonesia mining are expected to increase through 2016 as PT-FI gains access to higher grade ore.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. During first-quarter 2014, PT-FI operated at approximately half of normal rates. Indonesia's unit net cash costs exclude $0.49 per pound of copper for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates. Excluding this amount, Indonesia's unit net cash costs (including gold and silver credits) of $1.53 per pound of copper in first-quarter 2014 were higher than unit net cash costs of $1.34 per pound in first-quarter 2013, primarily reflecting lower volumes.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $0.70 per pound of copper for the year 2014, based on current sales volume and cost estimates, which assumes the resumption of exports from PT-FI beginning in May 2014, and assuming an average gold price of $1,300 per ounce for the remainder of 2014. Indonesia mining's projected unit net cash costs would change by approximately $0.075 per pound for each $50 per ounce change in the average price of gold for the remainder of 2014. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.

Freeport-McMoRan                                      8

Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A.R.L. (TFM), FCX operates the Tenke Fungurume (Tenke) minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. The expanded mill's throughput rates averaged 14,500 metric tons per day for first-quarter 2014, compared with the project's design capacity of 14,000 metric tons of ore per day. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans for potential expansions of production capacity. Future expansions are subject to a number of factors, including economic and market conditions, and the business and investment climate in the DRC.
Operating Data. Following is summary consolidated operating data for the Africa mining operations for the first quarters of 2014 and 2013:

	Three Months Ended
	March 31,
	2014	2013
Copper (millions of recoverable pounds)
Production	109	120
Sales	84	118
Average realized price per pound[a]	$3.07	$3.40

Cobalt (millions of contained pounds)
Production	7	6
Sales	8	6
Average realized price per pound	$9.21	$7.28

Unit net cash costs per pound of copper:[b]
Site production and delivery, excluding adjustments	$1.48	$1.39
Cobalt credits[c]	(0.66)	(0.23)
Royalty on metals	0.07	0.07
Unit net cash costs	$0.89	$1.23

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XI, which is available on FCX's website, "www.fcx.com."

c.	Net of cobalt downstream processing and freight costs.

TFM's copper sales of 84 million pounds in first-quarter 2014 were lower than first-quarter 2013 copper sales of 118 million pounds, primarily reflecting timing of shipments and lower grade ore. TFM's sales are expected to approximate 440 million pounds of copper and 30 million pounds of cobalt for the year 2014, compared with 454 million pounds of copper and 25 million pounds of cobalt for the year 2013.
Africa mining's unit net cash costs (net of cobalt credits) of $0.89 per pound of copper in first-quarter 2014 were lower than unit net cash costs of $1.23 per pound of copper in first-quarter 2013, primarily reflecting higher cobalt credits, partly offset by lower copper sales volumes. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.22 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming an average cobalt price of $12 per pound for the remainder of 2014. Africa mining's projected unit net cash costs would change by approximately $0.065 per pound for each $2 per pound change in the average price of cobalt for the remainder of 2014.

Freeport-McMoRan                                      9

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrates produced at the Henderson and Climax mines, as well as from North and South America copper mines, are processed at FCX's conversion facility.
Operating Data. Following is summary consolidated operating data for the molybdenum mines for the first quarters of 2014 and 2013:

	Three Months Ended
	March 31,
	2014	2013
Molybdenum production (millions of recoverable pounds)[a]	13	12
Unit net cash cost per pound of molybdenum[b]	$6.71	$7.32

a.
Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the molybdenum mines, and from the North and South America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XI, which is available on FCX's website, "www.fcx.com."

Market conditions for molybdenum declined in 2013 resulting from weak demand in the metallurgical sector and increased supply. While prices have improved somewhat during 2014, FCX continues to monitor market conditions and may make adjustments to its primary molybdenum production as market conditions warrant.
Average unit net cash costs for the Molybdenum mines of $6.71 per pound of molybdenum in first-quarter 2014 were lower than average unit net cash costs of $7.32 per pound in first-quarter 2013, primarily reflecting lower input costs and treatment charges. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $7.25 per pound of molybdenum for the year 2014.

Mining Exploration Activities.     FCX is actively conducting exploration activities near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results indicate opportunities for significant future reserve additions in North and South America and in the Tenke minerals district. The drilling data in North America continue to indicate the potential for significantly expanded sulfide production.
Exploration spending associated with mining operations is expected to approximate $120 million for the year 2014, compared to $182 million in 2013.

OIL & GAS OPERATIONS
In second-quarter 2013, FCX acquired oil and gas operations by completing the acquisitions of Plains Exploration & Production Company (PXP) and McMoRan Exploration Co. (MMR), collectively FM O&G. FCX's oil and gas operations provide exposure to energy markets with positive fundamentals, strong margins and cash flows, and a large resource base with financially attractive exploration and development investment opportunities. The portfolio of assets includes significant oil production facilities and growth potential in the Deepwater GOM, strong oil production from the onshore Eagle Ford shale play in Texas, established oil production facilities onshore and offshore California, large onshore natural gas resources in the Haynesville shale play in Louisiana, natural gas production from the Madden area in central Wyoming, and an industry-leading position in the emerging shallow-water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. More than 90 percent of FCX's oil and gas revenues are from oil and NGLs.
FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized into cost centers on a country-by-country basis. Capitalized costs, along with estimated future costs to develop proved reserves, are amortized to expense under the unit-of-production method using estimates of proved oil and natural gas reserves. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated, at which time the related costs are subject to amortization. Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment.

Freeport-McMoRan                                      10

Financial and Operating Data. Following is summary financial and operating data for the oil and gas operations for first-quarter 2014:

Three Months Ended
March 31, 2014
Financial Summary (in millions):
Realized revenues[a]	$1,245
Less: cash production costs[a]	298
Cash operating margin	$947
Capital expenditures	$581
Sales Volumes:
Oil (MMBbls)	11.8
Natural gas (Bcf)	19.5
NGLs (MMBbls)	1.1
MMBOE	16.1
Average Realizations:[a]
Oil (per barrel)	$93.76
Natural gas (per million British thermal units, or MMbtu)	$4.67
NGLs (per barrel)	$45.47
Cash Operating Margin per BOE:[a]
Realized revenues	$77.22
Less: cash production costs	18.51
Cash operating margin	$58.71

a.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page XI, which is available on FCX's website, “www.fcx.com.”

FM O&G's realized revenues totaled $1.2 billion ($77.22 per BOE) and cash production costs totaled $298 million ($18.51 per BOE) in first-quarter 2014. Based on current sales volume and cost estimates for the remainder of 2014, cash production costs are expected to approximate $19 per BOE for the year 2014, which is lower than the January 2014 estimate primarily reflecting the impact of higher estimated volumes.
In first-quarter 2014, FM O&G's average realized price for crude oil was $93.76 per barrel (net of $4.86 per barrel associated with payments on derivative contracts). Excluding the impact of derivative contracts, FM O&G's average realized price for crude oil was $98.62 per barrel in first-quarter 2014 (91 percent of the average Brent crude oil price of $107.84 per barrel).
FM O&G's average realized price for natural gas was $4.67 per MMBtu in first-quarter 2014. Excluding the impact of derivative contracts, the average realized price for natural gas was $5.05 per MMBtu in first-quarter 2014, compared to the New York Mercantile Exchange (NYMEX) natural gas price average of $4.92 per MMBtu for the January through March 2014 contracts.

Freeport-McMoRan                                      11

Following is a summary of average sales volumes per day by region for oil and gas operations for first-quarter 2014 :

Three Months Ended
March 31, 2014
Sales Volumes (MBOE per day):
GOM[a]	70
Eagle Ford	53
California	39
Haynesville/Madden/Other	17
Total oil and gas operations	179

a.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM. Production from the GOM Shelf totaled 12 MBOE per day (17 percent of the GOM total).
Daily sales volumes averaged 179 MBOE for first-quarter 2014, including 131 MBbls of crude oil, 216 MMcf of natural gas and 12 MBbls of NGLs. First-quarter 2014 volumes were higher than the January 2014 estimate of 170 MBOE per day, reflecting higher Eagle Ford production, continued strong performance in the GOM and stable production from California. Oil and gas sales volumes are expected to average 176 MBOE per day for the year 2014, comprised of 71 percent oil, 23 percent natural gas and 6 percent NGLs. Annual estimates are approximately 10 MBOE per day higher than the January 2014 estimates primarily related to a deferral of the planned shut-in at Marlin from 2014 to 2015.

Exploration, Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves, with financially attractive organic growth opportunities. The portfolio includes a broad range of development opportunities and high-potential exploration prospects. The business is being managed to reinvest its cash flows in projects with attractive rates of returns and risk profiles.
Capital expenditures for oil and gas operations approximated $581 million for first-quarter 2014, including $277 million incurred for GOM (principally Deepwater), $127 million for Eagle Ford, $126 million for the Inboard Lower Tertiary/Cretaceous natural gas trend and $53 million for California. Capital expenditures for oil and gas operations, which are expected to be funded by its operating cash flows, are projected to approximate $3 billion for the year 2014, including $1.5 billion incurred for the Deepwater GOM, $0.4 billion for Eagle Ford and $0.3 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend.
Gulf of Mexico. Multiple development and exploration opportunities have been identified in the Deepwater GOM that are expected to benefit from tie-back opportunities to available production capacity at the FM O&G operated large-scale Holstein, Marlin and Horn Mountain deepwater production platforms.
In March 2014, FM O&G was the apparent high bidder on 20 tracts in the Central Gulf of Mexico Oil and Gas Lease Sale 231 with a total investment of approximately $330 million net to FM O&G. The winning bids were primarily focused on high-impact, drillable targets in the Mississippi Canyon, Atwater Valley and Green Canyon areas to complement FM O&G’s existing infrastructure and production facilities and add several new exploration plays. The blocks, which cover approximately 106,000 gross acres, range in water depths up to 6,000 feet. The bids are subject to approval by the U.S. Bureau of Ocean Energy Management (BOEM), and FM O&G expects to be notified and designated as the operator of these blocks by third-quarter 2014.
Holstein, in which FM O&G has a 100 percent working interest, is located in Green Canyon and has production facilities capable of producing in excess of 100 MBOE per day. Drilling from the Holstein platform rig commenced in first-quarter 2014. Over the 2014 to 2016 period, FM O&G expects to drill seven sidetrack wells from the Holstein platform. In April 2014, the first sidetrack well was successful and completion operations have commenced. During this period, FM O&G also plans to drill five subsea tie-back wells from contracted drillships to enhance production volumes from the spar. Near-term tie-back prospects in the Holstein area include Holstein Deep and Copper.
The Holstein Deep development, in which FM O&G has a 100 percent working interest, is located four miles west of the Holstein platform. FM O&G acquired the acreage associated with this development in the 2013 lease

Freeport-McMoRan                                      12

sale held by the BOEM. Two successful wells had previously been drilled and encountered approximately 500 net feet of oil pay in recent years. FM O&G plans to delineate this prospect during 2014.
The Copper exploration prospect, in which FM O&G has a 100 percent working interest, is located southeast of the Holstein field in 4,400 feet of water and is a subsea tie-back opportunity to the Holstein facility. The prospect is a Holstein analog play with Pliocene objectives and has a proposed total depth of 14,500 feet.
Development of the Lucius field in Keathley Canyon, in which FM O&G has a 23.33 percent working interest, is on track with first oil production anticipated in the second half of 2014. The geologic results from the six wells drilled since 2009 confirm a significant oil resource. Subsea infrastructure is currently being installed, and topside facilities were lifted into place during first-quarter 2014. The sanctioned development of Lucius is a subsea development consisting of a truss spar hull located in 7,200 feet of water with a topside daily capacity of 80 MBbls of oil and 450 MMcf of gas.
During 2014, FM O&G also plans to commence drilling at the Tara exploration prospect, in which FM O&G has a 100 percent working interest, located northwest of the Lucius discovery in Keathley Canyon in 8,700 feet of water. Tara is a Lucius analog prospect with Pliocene/Miocene objectives and has a proposed total depth of 23,000 feet.
Eagle Ford. FM O&G has an attractive position in a section rich in crude oil and NGLs of the Eagle Ford shale play in South Texas. Production from the field has grown significantly in recent years and sales averaged 53 MBOE per day in first-quarter 2014. As part of capital reduction initiatives, FM O&G has reduced drilling activity at Eagle Ford from eight operated rigs in mid-2013 to two operated rigs at the end of first-quarter 2014. At March 31, 2014, there were 23 wells that were pending completion or connection to pipelines.
California. FM O&G's California assets continued to perform consistently, with first-quarter 2014 production averaging 39 MBOE per day. Development plans are principally focused on maintaining stable production levels in the long- established producing fields onshore California through continued drilling.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in North Louisiana. Drilling activities in recent years have been significantly reduced to maximize cash flows in a low natural gas price environment and to benefit from potentially higher future natural gas prices.
Inboard Lower Tertiary/Cretaceous. FM O&G has an industry-leading position in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend, located on the Shelf of the GOM and onshore South Louisiana. FM O&G has a significant onshore and offshore lease acreage position with high-quality prospects and the potential to develop a significant long-term, low-cost source of natural gas. Data from eight wells drilled to date indicate the presence of geologic formations that are analogous to productive formations in the Deepwater GOM and onshore in the Gulf Coast region. The near-term focus is on defining the trend onshore. FM O&G is currently completing two Inboard Lower Tertiary/Cretaceous exploration prospects, including one onshore well, and plans to perform production tests on these two wells and a third well in 2014.
The Highlander onshore exploratory well, in which FM O&G is the operator and has a 72 percent working interest, located in St. Martin Parish, Louisiana, encountered gas pay in several Wilcox and Cretaceous sands between 24,000 feet and 29,000 feet. As reported in January 2014, the wireline log and core data obtained from the Wilcox and Cretaceous sand packages indicated favorable reservoir characteristics with approximately 150 feet of net pay. The Highlander discovery well is currently in completion operations to test Lower Wilcox and Cretaceous objectives found below the salt weld. Flow testing is anticipated in the second half of 2014. FM O&G has identified multiple exploratory prospects in the Highlander area where it controls rights to approximately 56,000 gross acres.
Completion operations at Davy Jones No. 2, in which FM O&G has a 75 percent working interest, located on South Marsh Island Block 234, are in progress. Flow testing is anticipated to begin during second-quarter 2014. During 2014, FM O&G also plans to complete the Blackbeard West No. 2 well, in which FM O&G has a 92 percent working interest, located on Ship Shoal Block 188. Other near-term drilling includes the Farthest Gate West exploratory prospect located onshore in Cameron Parish, Louisiana. Farthest Gate West is a Lineham Creek analog prospect with Paleogene objectives and has a proposed total depth of 25,000 feet.

Freeport-McMoRan                                      13

CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $1.2 billion (net of $377 million in working capital uses and changes in other tax payments) for first-quarter 2014.
Based on current sales volume and cost estimates and assuming average prices of $3.00 per pound of copper, $1,300 per ounce of gold, $10 per pound of molybdenum and $105 per barrel of Brent crude oil for the remainder of 2014, FCX's consolidated operating cash flows are estimated to approximate $7.7 billion (including $0.1 billion of working capital sources and changes in other tax payments) for the year 2014. The impact of price changes for the remainder of 2014 on operating cash flows would approximate $275 million for each $0.10 per pound change in the average price of copper, $60 million for each $50 per ounce change in the average price of gold, $85 million for each $2 per pound change in the average price of molybdenum and $100 million for each $5 per barrel change in the average price of Brent crude oil above $100 per barrel.
Capital Expenditures. Capital expenditures totaled $1.6 billion for first-quarter 2014, including $0.7 billion for major projects at mining operations and $0.6 billion for oil and gas operations.
Capital expenditures are currently expected to approximate $7 billion for the year 2014, including $3 billion for major projects at mining operations and $3 billion for oil and gas operations. Major projects at mining operations for the year 2014 primarily include the expansions at Cerro Verde and Morenci, and underground development activities at Grasberg.
Cash. Following is a summary of cash available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2014 (in millions):

Cash at domestic companies	$42
Cash at international operations	1,336
Total consolidated cash and cash equivalents	1,378
Less: noncontrolling interests' share	(494)
Cash, net of noncontrolling interests' share	884
Less: withholding taxes and other	(76)
Net cash available	$808

Debt. FCX continues to target significant reductions in debt by the end of 2016 using cash flows generated above capital expenditures and other cash requirements. FCX will seek opportunities to accelerate its deleveraging plans through potential asset sales, joint venture transactions or other monetizations and is engaged in discussions with a number of third parties to achieve this objective. FCX may also take additional steps to reduce or defer capital spending and other costs in response to market conditions. Following is a summary of total debt and related weighted-average interest rates at March 31, 2014 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
Acquisition-related debt	$10.5	3.0%
Assumed debt of PXP	6.7	6.8%
Other FCX debt	3.7	3.3%
	$20.9	4.2%

At March 31, 2014, FCX had no borrowings outstanding and $46 million of letters of credit issued under its revolving credit facility, resulting in availability of approximately $3.0 billion.
In March 2014, FCX entered into a five-year, $1.8 billion senior unsecured term loan to fund a portion of the Cerro Verde expansion project. Amounts are expected to be drawn over time as required to fund the project. No amounts were drawn at March 31, 2014.
FCX has announced that FM O&G will redeem on April 30, 2014, a total of $210 million of the aggregate principal amount of the outstanding 6.625% Senior Notes. Holders will receive the principal amount together with the redemption premium and accrued and unpaid interest to the redemption date.

Freeport-McMoRan                                      14

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX paid common stock dividends of $326 million in first-quarter 2014.
FCX's current annual dividend rate for its common stock is $1.25 per share. On March 26, 2014, FCX's Board of Directors (the Board) declared a regular quarterly dividend of $0.3125 per share, which will be paid on May 1, 2014. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
FCX intends to continue to maintain a strong financial position, with a focus on reducing debt while continuing to invest in attractive growth projects and providing cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2014 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing "www.fcx.com." A replay of the webcast will be available through Friday, May 23, 2014.
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FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Eagle Ford and Haynesville shale plays, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per BOE, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of FCX's Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, oil and gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, the outcome of ongoing discussions with the Indonesian government regarding PT-FI's Contract of Work and the impact of the January 2014 regulations on PT-FI's exports and export duties, the potential effects of violence in Indonesia, the resolution of administrative disputes in the DRC, labor relations, currency translation risks, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under generally accepted accounting principles in the U.S. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "www.fcx.com."

Freeport-McMoRan                                      15

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED MINING OPERATING DATA

	Three Months Ended March 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2014	2013	2014	2013
(FCX's net interest in %)
North America
Morenci (85%)[a]	148	138	144	141
Bagdad (100%)	58	49	56	51
Safford (100%)	37	31	36	37
Sierrita (100%)	50	44	46	43
Miami (100%)	14	14	15	14
Chino (100%)	53	43	49	43
Tyrone (100%)	23	23	23	23
Other (100%)	2	1	2	1
Total North America	385	343	371	353

South America
Cerro Verde (53.56%)	135	122	123	119
El Abra (51%)	92	90	90	79
Candelaria/Ojos del Salado (80%)	87	86	94	87
Total South America	314	298	307	285

Indonesia
Grasberg (90.64%)[b]	140	219	109	198

Africa
Tenke Fungurume (56%)	109	120	84	118

Consolidated	948	980	871	954
Less noncontrolling interests	186	191	167	182
Net	762	789	704	772

Consolidated sales from mines			871	954
Purchased copper			32	49
Total copper sales, including purchases			903	1,003

Average realized price per pound			$3.14	$3.51

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	2	2	2	2
South America (80%)	21	21	23	21
Indonesia (90.64%)[b]	208	212	162	191
Consolidated	231	235	187	214
Less noncontrolling interests	24	24	20	22
Net	207	211	167	192

Average realized price per ounce			$1,300	$1,606

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	8	7	N/A	N/A
Climax (100%)	5	5	N/A	N/A
North America copper mines (100%)[a]	8	8	N/A	N/A
Cerro Verde (53.56%)	3	2	N/A	N/A
Consolidated	24	22	27	25
Less noncontrolling interests	2	1	2	1
Net	22	21	25	24

Average realized price per pound			$11.21	$12.75

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	7	6	8	6
Less noncontrolling interests	3	3	4	3
Net	4	3	4	3

Average realized price per pound			$9.21	$7.28

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2014	2013
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	983,100	1,000,100
Average copper ore grade (percent)	0.24	0.22
Copper production (millions of recoverable pounds)	229	209

Mill Operations
Ore milled (metric tons per day)	255,300	250,600
Average ore grades (percent):
Copper	0.42	0.39
Molybdenum	0.03	0.03
Copper recovery rate (percent)	86.1	84.3
Production (millions of recoverable pounds):
Copper	182	158
Molybdenum	8	8

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	286,700	262,800
Average copper ore grade (percent)	0.50	0.50
Copper production (millions of recoverable pounds)	123	109

Mill Operations
Ore milled (metric tons per day)	188,700	188,600
Average ore grades:
Copper (percent)	0.59	0.58
Gold (grams per metric ton)	0.10	0.11
Molybdenum (percent)	0.02	0.02
Copper recovery rate (percent)	90.0	90.8
Production (recoverable):
Copper (millions of pounds)	191	189
Gold (thousands of ounces)	21	21
Molybdenum (millions of pounds)	3	2

100% Indonesia Mining
Ore milled (metric tons per day)[a]
Grasberg open pit	65,800	137,400
DOZ underground mine	50,300	59,000
Big Gossan underground mine	1,900	3,000
Total	118,000	199,400
Average ore grades:
Copper (percent)	0.73	0.66
Gold (grams per metric ton)	0.79	0.52
Recovery rates (percent):
Copper	88.5	88.5
Gold	79.4	71.8
Production (recoverable):
Copper (millions of pounds)	144	219
Gold (thousands of ounces)	209	212

100% Africa Mining
Ore milled (metric tons per day)	14,500	14,600
Average ore grades (percent):
Copper	4.05	4.44
Cobalt	0.33	0.32
Copper recovery rate (percent)	94.7	93.7
Production (millions of pounds):
Copper (recoverable)	109	120
Cobalt (contained)	7	6

100% Molybdenum Mines
Ore milled (metric tons per day)	39,500	35,900
Average molybdenum ore grade (percent)	0.19	0.20
Molybdenum production (millions of recoverable pounds)	13	12
a. Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OIL AND GAS OPERATING DATA

	Three Months Ended
	March 31, 2014
	Sales Volumes		Sales per Day
FCX OIL AND GAS OPERATIONS
Oil (thousand barrels or MBbls)	11,779		131
Natural gas (million cubic feet or MMcf)	19,479		216
Natural gas liquids (NGLs, in MBbls)	1,107		12
Thousand barrels of oil equivalents (MBOE)	16,132		179
Cash operating margin per BOE:[a]
Realized revenue	$77.22
Cash production costs	18.51
Cash operating margin	$58.71
Depreciation, depletion and amortization per BOE	$38.21
Capital expenditures (in millions)	$581	[b]

GULF OF MEXICO (GOM)[c]
Oil (MBbls)	4,801		53
Natural gas (MMcf)	5,907		65
NGLs (MBbls)	515		6
MBOE	6,301		70
Average realized price per BOE[a]	$87.35
Cash production costs per BOE[a]	$14.42
Capital expenditures (in millions)	$403

EAGLE FORD
Oil (MBbls)	3,531		40
Natural gas (MMcf)	3,958		44
NGLs (MBbls)	545		6
MBOE	4,735		53
Average realized price per BOE[a]	$81.78
Cash production costs per BOE[a]	$12.75
Capital expenditures (in millions)	$127

CALIFORNIA
Oil (MBbls)	3,419		38
Natural gas (MMcf)	548		6
NGLs (MBbls)	41		—	[d]
MBOE	3,551		39
Average realized price per BOE[a]	$91.76
Cash production costs per BOE[a]	$36.53
Capital expenditures (in millions)	$53

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	28		—	[d]
Natural gas (MMcf)	9,066		101
NGLs (MBbls)	6		—	[d]
MBOE	1,545		17
Average realized price per BOE[a]	$30.35
Cash production costs per BOE[a]	$11.34
Capital expenditures (in millions)	$27

a.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. In addition, the derivative contracts for oil and gas operations are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page XI, which is available on FCX's website, “www.fcx.com.”

b.
Consolidated capital expenditures for oil and gas operations reflect total spending, which is net of accrual and other adjustments totaling $(29) million that are not specifically allocated to the regions.

c.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.	Rounds to less than 1 MBbl per day.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2014		2013[a]
	(In Millions, Except Per Share Amounts)
Revenues	$4,985	[b,c]	$4,583	[b]
Cost of sales:
Production and delivery	2,737	[d]	2,719
Depreciation, depletion and amortization	966		329
Total cost of sales	3,703		3,048
Selling, general and administrative expenses	135		113
Mining exploration and research expenses	30		52
Environmental obligations and shutdown costs	6		15
Total costs and expenses	3,874		3,228
Operating income	1,111		1,355
Interest expense, net	(161)	[e]	(57)	[e]
Losses on early extinguishment of debt	—		(45)
Other income (expense), net	33		(3)
Income before income taxes and equity in affiliated
companies' net earnings	983		1,250
Provision for income taxes	(357)		(428)
Equity in affiliated companies' net earnings	—		2
Net income	626		824
Net income attributable to noncontrolling interests	(116)		(176)
Net income attributable to FCX common stock	$510	[f]	$648	[f]

Net income per share attributable to FCX common stock:
Basic	$0.49		$0.68
Diluted	$0.49		$0.68

Weighted-average common shares outstanding:
Basic	1,038		950
Diluted	1,044		953

Dividends declared per share of common stock	$0.3125		$0.3125

a.	First-quarter 2013 results do not include FCX Oil & Gas Inc. (FM O&G).

b.
Includes unfavorable adjustments to provisionally priced copper sales recognized in prior periods totaling $124 million ($66 million to net income attributable to common stock) in first-quarter 2014 and $11 million ($5 million to net income attributable to common stock) in first-quarter 2013. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.

c.
Includes net noncash mark-to-market gains associated with derivative crude oil and natural gas contracts totaling $15 million ($9 million to net income attributable to common stock). For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.

d.
Includes $53 million ($28 million to net income attributable to common stock) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

e.
Consolidated interest expense, excluding capitalized interest, totaled $224 million in first-quarter 2014 and $75 million in first-quarter 2013. Higher interest expense in the 2014 period primarily reflected additional expense associated with acquisition-related debt.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock of $16 million in first-quarter 2014 and $25 million in first-quarter 2013. For further discussion, refer to the supplemental schedule, "Deferred Profits," on page VIII.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2014	2013
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,378	$1,985
Trade accounts receivable	1,511	1,728
Other receivables	866	834
Inventories:
Mill and leach stockpiles	1,772	1,705
Materials and supplies, net	1,744	1,730
Product	1,704	1,583
Other current assets	491	407
Total current assets	9,466	9,972
Property, plant, equipment and mining development costs, net	24,729	24,042
Oil and gas properties - full cost method
Subject to amortization, less accumulated amortization	12,562	12,472
Not subject to amortization	10,775	10,887
Long-term mill and leach stockpiles	2,472	2,386
Goodwill	1,916	1,916
Other assets	1,959	1,798
Total assets	$63,879	$63,473

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,579	$3,708
Current portion of debt	1,091	312
Dividends payable	333	333
Current portion of environmental and asset retirement obligations	254	236
Accrued income taxes	162	184
Total current liabilities	5,419	4,773
Long-term debt, less current portion	19,759	20,394
Deferred income taxes	7,504	7,410
Environmental and asset retirement obligations, less current portion	3,276	3,259
Other liabilities	1,695	1,690
Total liabilities	37,653	37,526

Redeemable noncontrolling interest	743	716

Equity:
FCX stockholders' equity:
Common stock	117	117
Capital in excess of par value	22,192	22,161
Retained earnings	2,926	2,742
Accumulated other comprehensive loss	(402)	(405)
Common stock held in treasury	(3,683)	(3,681)
Total FCX stockholders' equity	21,150	20,934
Noncontrolling interests	4,333	4,297
Total equity	25,483	25,231
Total liabilities and equity	$63,879	$63,473

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(In Millions)
Cash flow from operating activities:
Net income	$626	$824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	966	329
Net losses on crude oil and natural gas derivative contracts	50	—
Stock-based compensation	28	41
Pension plan contributions	(9)	(22)
Net charges for environmental and asset retirement obligations, including accretion	46	34
Payments for environmental and asset retirement obligations	(45)	(36)
Losses on early extinguishment of debt	—	45
Deferred income taxes	90	136
Increase in long-term mill and leach stockpiles	(86)	(126)
Other, net	(52)	36
Decreases (increases) in working capital and changes in other tax payments, excluding amounts from acquisition:
Accounts receivable	179	(113)
Inventories	(180)	(67)
Other current assets	(34)	(48)
Accounts payable and accrued liabilities	(326)	(201)
Accrued income taxes and other tax payments	(16)	(1)
Net cash provided by operating activities	1,237	831

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(303)	(257)
South America	(423)	(226)
Indonesia	(236)	(191)
Africa	(31)	(57)
Molybdenum mines	(19)	(40)
U.S. oil and gas operations	(579)	—
Other	(21)	(34)
Acquisition of cobalt chemical business, net of cash acquired	—	(321)
Other, net	7	14
Net cash used in investing activities	(1,605)	(1,112)

Cash flow from financing activities:
Proceeds from debt	369	6,615	[a]
Repayments of debt	(207)	(39)
Cash dividends and distributions paid:
Common stock	(326)	(297)
Noncontrolling interests	(77)	(35)
Contribution from noncontrolling interests	24	—
Debt financing costs	(25)	(72)
Stock-based awards net proceeds (payments) and excess tax benefit	3	(1)
Net cash (used in) provided by financing activities	(239)	6,171

Net (decrease) increase in cash and cash equivalents	(607)	5,890
Cash and cash equivalents at beginning of year	1,985	3,705
Cash and cash equivalents at end of period	$1,378	$9,595

a. Includes proceeds from the March 2013 sale of $6.5 billion of senior notes that were used to fund the second-quarter 2013 oil and gas acquisitions.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

Following are summaries of the approximate amounts in the calculation of FCX's consolidated provision for income taxes for the first quarters of 2014 and 2013 (in millions, except percentages):

	Three Months Ended March 31,
	2014				2013
		Effective		Income Tax		Effective	Income Tax
	Income[a]	Tax Rate		Provision	Income[a]	Tax Rate	Provision
U.S.	$473	29%		$(136)	$325	22%	$(71)
South America	344	37%		(127)	443	34%	(151)
Indonesia	44	42%		(18)	279	43%	(120)
Africa	80	30%		(24)	143	31%	(44)
Eliminations and other	42	N/A		(11)	60	N/A	(10)
Annualized rate adjustment[b]	—	N/A		(41)	—	N/A	(32)
Consolidated FCX	$983	36%	[c]	$(357)	$1,250	34%	$(428)

a.	Represents income by geographic location before income taxes and equity in affiliated companies' net earnings.

b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

c.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $3.00 per pound for copper, $1,300 per ounce for gold, $10 per pound for molybdenum and $105 per barrel of Brent crude oil for the remainder of 2014, FCX estimates its consolidated effective tax rate will approximate 36 percent for the year 2014. In January 2014, the Indonesian government published regulations regarding exports of minerals, including copper concentrates. FCX is working with the Indonesian government to reach a resolution that would enable PT-FI to resume exports of concentrates as soon as possible. A reduction in income from PT-FI relative to FCX’s consolidated income during 2014 would generate a lower consolidated effective tax rate for the year.

DERIVATIVE INSTRUMENTS
Provisional Pricing. For first-quarter 2014, 43 percent of FCX's mined copper was sold in concentrate, 30 percent as cathode and 27 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $3.19 per pound during first-quarter 2014, compared to FCX's average realized price of $3.14 per pound. Following is a summary of the unfavorable impacts of net adjustments to prior periods' provisionally priced copper sales for the first quarters of 2014 and 2013 (in millions, except per share amounts):

	Three Months Ended
	March 31,
	2014	2013
Revenues	$(124)	$(11)
Net income attributable to common stock	$(66)	$(5)
Net income per share of common stock	$(0.06)	$(0.01)
At March 31, 2014, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 332 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $3.01 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the March 31, 2014, provisional price recorded would

VII

FREEPORT-McMoRan COPPER & GOLD INC.
DERIVATIVE INSTRUMENTS (continued)
have an approximate $11 million impact on 2014 net income attributable to common stock. The LME spot copper price closed at $3.01 per pound on April 23, 2014.

Oil and Gas. FCX's oil and gas operations use various derivative instruments to manage exposure to commodity price risk for a substantial portion of its oil and gas production in 2014 and oil production in 2015. In connection with the acquisition of Plains Exploration & Production Company (PXP), FCX has derivative contracts for 2014 and 2015 that consist of crude oil options and natural gas swaps. These crude oil and natural gas derivative contracts are not designated as hedging instruments; accordingly, they are recorded at fair value with the mark-to-market gains and losses recorded in revenues each period.
Net charges to revenues for crude oil and natural gas derivative contracts totaled $50 million in first-quarter 2014, reflecting charges of $65 million ($39 million to net income attributable to common stock or $0.04 per share) for payments on derivative contracts, partly offset by net noncash mark-to-market gains totaling $15 million ($9 million to net income attributable to common stock or $0.01 per share).
At March 31, 2014, the fair value of the crude oil and natural gas derivative contracts totaled an $89 million asset; offsetting the fair value is $387 million in deferred premiums and interest to be settled in future periods.
Following presents the estimated (increase) decrease in the net liability on FCX's balance sheet of a 10 percent change in Brent crude oil and New York Mercantile Exchange (NYMEX) forward natural gas prices on the fair values of outstanding crude oil and natural gas derivative contracts, compared with forward prices used to determine the fair values at March 31, 2014 (in millions):

	10% Increase	10% Decrease
Crude oil puts	$(59)	$135
Natural gas swaps	(11)	11
	$(70)	$146

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of Indonesia mining's sales to PT Smelting (PT Freeport Indonesia's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock totaling $16 million in first-quarter 2014 and $25 million in first-quarter 2013. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $76 million at March 31, 2014. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

Subsequent to the second-quarter 2013 oil and gas acquisitions, FCX has organized its operations into six primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining, Molybdenum mines and U.S. oil & gas operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis for its mining operations. Therefore, FCX concluded that its operating segments include individual mines or operations relative to its mining operations. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following table.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America				Indonesia		Africa
													Atlantic	Other					Corporate,
											Molyb-		Copper	Mining			U.S.		Other
		Other		Cerro	Candel-	Other					denum	Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde	aria	Mines	Total	Grasberg		Tenke	Mines	Refining	& Refining	nations		Mining	Operations		nations		Total
Three Months Ended March 31, 2014
Revenues:
Unaffiliated customers	$23	$61	$84	$280	$128	$294	$702	$462	[a]	$306	$—	$1,146	$588	$436	[b]	$3,724	$1,261	[c]	$—		$4,985
Intersegment	444	758	1,202	64	128	4	196	8		21	126	8	5	(1,566)		—	—		—		—
Production and delivery	283	503	786	165	150	161	476	383		152	76	1,148	588	(1,183)		2,426	311		—		2,737
Depreciation, depletion and amortization	34	73	107	36	19	32	87	48		51	22	2	10	19		346	616		4		966
Selling, general and administrative expenses	—	1	1	1	—	1	2	21		3	—	—	4	7		38	57		40		135
Mining exploration and research expenses	—	2	2	—	—	—	—	—		—	—	—	—	28		30	—		—		30
Environmental obligations and shutdown costs	—	—	—	—	—	—	—	—		—	—	—	—	6		6	—		—		6
Operating income (loss)	150	240	390	142	87	104	333	18		121	28	4	(9)	(7)		878	277		(44)		1,111

Interest expense, net	1	—	1	—	—	—	—	—		—	—	—	4	18		23	76		62		161
Provision for income taxes	—	—	—	57	36	34	127	18		24	—	—	—	—		169	—		188		357
Total assets at March 31, 2014	3,412	5,827	9,239	6,757	1,591	2,468	10,816	7,502		4,904	2,101	289	1,380	690		36,921	26,385		573		63,879
Capital expenditures	244	59	303	400	10	13	423	236		31	19	1	1	10		1,024	579		9		1,612

Three Months Ended March 31, 2013
Revenues:
Unaffiliated customers	$80	$45	$125	$290	$253	$307	$850	$864	[a]	$438	$—	$1,330	$633	$341	[b]	$4,581	$—		$2		$4,583
Intersegment	436	824	1,260	109	55	—	164	67		—	143	7	6	(1,647)		—	—		—		—
Production and delivery	297	502	799	171	167	137	475	563		185	80	1,328	628	(1,342)		2,716	—		3		2,719
Depreciation, depletion and amortization	33	69	102	33	9	29	71	55		58	20	3	10	8		327	—		2		329
Selling, general and administrative expenses	—	1	1	—	1	—	1	26		3	—	—	5	9		45	—		68		113
Mining exploration and research expenses	—	—	—	—	—	—	—	—		—	—	—	—	49		49	—		3		52
Environmental obligations and shutdown costs	—	(4)	(4)	—	—	—	—	—		—	—	—	—	19		15	—		—		15
Operating income (loss)	186	301	487	195	131	141	467	287		192	43	6	(4)	(49)		1,429	—		(74)		1,355

Interest expense, net	1	—	1	—	—	—	—	2		—	—	—	4	20		27	—		30		57
Provision for income taxes	—	—	—	64	44	43	151	120		44	—	—	—	—		315	—		113		428
Total assets at March 31, 2013	2,589	5,783	8,372	5,968	1,852	2,507	10,327	6,862		4,894	2,033	316	918	1,078		34,800	—		7,788	[d]	42,588
Capital expenditures	153	104	257	164	40	22	226	191		57	40	1	8	17		797	—		8		805
a. Includes PT-FI's sales to PT Smelting totaling $373 million in first-quarter 2014 and $430 million in first-quarter 2013.
b. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.
c. Includes net noncash mark-to-market gains associated with derivative contracts totaling $15 million. For further discussion, refer to the supplemental schedule "Derivative Instruments" beginning on page VII.
d. Includes net proceeds from the March 2013 sale of $6.5 billion of senior notes that were used to fund the oil and gas acquisitions.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board of Directors to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative instruments as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion and other costs are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,194	$1,194	$81	$29	$1,304

Site production and delivery, before net noncash
and other costs shown below	695	687	20	17	724
By-product credits	(81)	—	—	—	—
Treatment charges	47	46	—	1	47
Net cash costs	661	733	20	18	771
Depreciation, depletion and amortization	104	102	1	1	104
Noncash and other costs, net	30	30	—	—	30
Total costs	795	865	21	19	905
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$392	$322	$60	$10	$392

Copper sales (millions of recoverable pounds)	369	369
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.24	$3.24	$10.00

Site production and delivery, before net noncash
and other costs shown below	1.88	1.86	2.48
By-product credits	(0.22)	—	—
Treatment charges	0.13	0.13	—
Unit net cash costs	1.79	1.99	2.48
Depreciation, depletion and amortization	0.29	0.27	0.08
Noncash and other costs, net	0.08	0.08	0.02
Total unit costs	2.16	2.34	2.58
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)	(0.02)	—
Gross profit per pound	$1.06	$0.88	$7.42

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,304	$724	$104
Treatment charges	—	47	—
Noncash and other costs, net	—	30	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Eliminations and other	(11)	(15)	3
North America copper mines	1,286	786	107
Other mining & eliminations[c]	2,438	1,640	239
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,270	$1,270	$93	$20	$1,383

Site production and delivery, before net noncash
and other costs shown below	703	685	26	12	723
By-product credits	(93)	—	—	—	—
Treatment charges	45	44	—	1	45
Net cash costs	655	729	26	13	768
Depreciation, depletion and amortization	98	95	1	2	98
Noncash and other costs, net	33	32	1	—	33
Total costs	786	856	28	15	899
Revenue adjustments, primarily for pricing
on prior period open sales	(2)	(2)	—	—	(2)
Gross profit	$482	$412	$65	$5	$482

Copper sales (millions of recoverable pounds)	352	352
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.60	$3.60	$11.75

Site production and delivery, before net noncash
and other costs shown below	1.99	1.94	3.27
By-product credits	(0.26)	—	—
Treatment charges	0.13	0.13	—
Unit net cash costs	1.86	2.07	3.27
Depreciation, depletion and amortization	0.28	0.27	0.20
Noncash and other costs, net	0.09	0.09	0.03
Total unit costs	2.23	2.43	3.50
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$1.37	$1.17	$8.25

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,383	$723	$98
Treatment charges	—	45	—
Noncash and other costs, net	—	33	—
Revenue adjustments, primarily for pricing
on prior period open sales	(2)	—	—
Eliminations and other	4	(2)	4
North America copper mines	1,385	799	102
Other mining & eliminations[c]	3,196	1,917	225
Total mining	4,581	2,716	327
U.S oil & gas operations	—	—	—
Corporate, other & eliminations	2	3	2
As reported in FCX’s consolidated financial statements	$4,583	$2,719	$329

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on Page X.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$941	$941	$84	[a]	$1,025

Site production and delivery, before net noncash
and other costs shown below	461	426	40		466
By-product credits	(79)	—	—		—
Treatment charges	53	53	—		53
Net cash costs	435	479	40		519
Depreciation, depletion and amortization	87	80	7		87
Noncash and other costs, net	17	19	(2)		17
Total costs	539	578	45		623
Revenue adjustments, primarily for pricing
on prior period open sales	(73)	(73)	—		(73)
Gross profit	$329	$290	$39		$329

Copper sales (millions of recoverable pounds)	307	307

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.07	$3.07

Site production and delivery, before net noncash
and other costs shown below	1.50	1.39
By-product credits	(0.25)	—
Treatment charges	0.17	0.17
Unit net cash costs	1.42	1.56
Depreciation, depletion and amortization	0.28	0.27
Noncash and other costs, net	0.06	0.06
Total unit costs	1.76	1.89
Revenue adjustments, primarily for pricing
on prior period open sales	(0.24)	(0.24)
Gross profit per pound	$1.07	$0.94

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,025	$466	$87
Treatment charges	(53)	—	—
Noncash and other costs, net	—	17	—
Revenue adjustments, primarily for pricing
on prior period open sales	(73)	—	—
Eliminations and other	(1)	(7)	—
South America mining	898	476	87
Other mining & eliminations[b]	2,826	1,950	259
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

a.
Includes gold sales of 23 thousand ounces ($1,307 per ounce average realized price) and silver sales of 796 thousand ounces ($19.82 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$993	$993	$87	[a]	$1,080

Site production and delivery, before net noncash
and other costs shown below	462	425	41		466
By-product credits	(83)	—	—		—
Treatment charges	50	50	—		50
Net cash costs	429	475	41		516
Depreciation, depletion and amortization	71	67	4		71
Noncash and other costs, net	16	8	8		16
Total costs	516	550	53		603
Revenue adjustments, primarily for pricing
on prior period open sales	(15)	(15)	—		(15)
Gross profit	$462	$428	$34		$462

Copper sales (millions of recoverable pounds)	285	285

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.48	$3.48

Site production and delivery, before net noncash
and other costs shown below	1.62	1.49
By-product credits	(0.29)	—
Treatment charges	0.18	0.18
Unit net cash costs	1.51	1.67
Depreciation, depletion and amortization	0.25	0.23
Noncash and other costs, net	0.05	0.03
Total unit costs	1.81	1.93
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)	(0.05)
Gross profit per pound	$1.62	$1.50

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,080	$466	$71
Treatment charges	(50)	—	—
Noncash and other costs, net	—	16	—
Revenue adjustments, primarily for pricing
on prior period open sales	(15)	—	—
Eliminations and other	(1)	(7)	—
South America mining	1,014	475	71
Other mining & eliminations[b]	3,567	2,241	256
Total mining	4,581	2,716	327
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	3	2
As reported in FCX’s consolidated financial statements	$4,583	$2,719	$329

a.
Includes gold sales of 21 thousand ounces ($1,617 per ounce average realized price) and silver sales of 988 thousand ounces ($30.45 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Gold	Silver		Total
Revenues, excluding adjustments	$331		$331	$211	$7	[a]	$549

Site production and delivery, before net noncash
and other costs shown below	363		219	139	5		363
Gold and silver credits	(235)		—	—	—		—
Treatment charges	26		16	10	—		26
Royalty on metals	13		8	5	—		13
Net cash costs	167		243	154	5		402
Depreciation and amortization	48		29	19	—		48
Noncash and other costs, net	74	[b]	45	28	1		74
Total costs	289		317	201	6		524
Revenue adjustments, primarily for pricing on
prior period open sales	(57)		(57)	17	—		(40)
PT Smelting intercompany profit	54		33	21	—		54
Gross profit (loss)	$39		$(10)	$48	$1		$39

Copper sales (millions of recoverable pounds)	109		109
Gold sales (thousands of recoverable ounces)				162

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.04		$3.04	$1,299

Site production and delivery, before net noncash
and other costs shown below	3.33		2.01	859
Gold and silver credits	(2.15)		—	—
Treatment charges	0.24		0.15	62
Royalty on metals	0.11		0.07	31
Unit net cash costs	1.53		2.23	952
Depreciation and amortization	0.44		0.26	114
Noncash and other costs, net	0.67	[b]	0.41	174
Total unit costs	2.64		2.90	1,240
Revenue adjustments, primarily for pricing on
prior period open sales	(0.53)		(0.53)	107
PT Smelting intercompany profit	0.49		0.30	129
Gross profit (loss) per pound/ounce	$0.36		$(0.09)	$295

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$549		$363	$48
Treatment charges	(26)		—	—
Royalty on metals	(13)		—	—
Noncash and other costs, net	—		74	—
Revenue adjustments, primarily for pricing on
prior period open sales	(40)		—	—
PT Smelting intercompany profit	—		(54)	—
Indonesia mining	470		383	48
Other mining & eliminations[c]	3,254		2,043	298
Total mining	3,724		2,426	346
U.S. oil & gas operations	1,261		311	616
Corporate, other & eliminations	—		—	4
As reported in FCX’s consolidated financial statements	$4,985		$2,737	$966

a. Includes silver sales of 333 thousand ounces ($20.13 per ounce average realized price).
b. Includes $53 million ($0.49 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$680	$680	$307	$16	[a]	$1,003

Site production and delivery, before net noncash
and other costs shown below	516	350	158	8		516
Gold and silver credits	(322)	—	—	—		—
Treatment charges	45	30	14	1		45
Royalty on metals	26	18	8	—		26
Net cash costs	265	398	180	9		587
Depreciation and amortization	55	37	17	1		55
Noncash and other costs, net	52	35	16	1		52
Total costs	372	470	213	11		694
Revenue adjustments, primarily for pricing on
prior period open sales	—	—	(1)	—		(1)
PT Smelting intercompany profit	5	3	2	—		5
Gross profit	$313	$213	$95	$5		$313

Copper sales (millions of recoverable pounds)	198	198
Gold sales (thousands of recoverable ounces)			191

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.43	$3.43	$1,604

Site production and delivery, before net noncash
and other costs shown below	2.61	1.77	826
Gold and silver credits	(1.63)	—	—
Treatment charges	0.23	0.15	71
Royalty on metals	0.13	0.09	42
Unit net cash costs	1.34	2.01	939
Depreciation and amortization	0.28	0.19	88
Noncash and other costs, net	0.26	0.18	83
Total unit costs	1.88	2.38	1,110
Revenue adjustments, primarily for pricing on
prior period open sales	0.01	0.01	(8)
PT Smelting intercompany profit	0.02	0.02	8
Gross profit per pound/ounce	$1.58	$1.08	$494

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,003	$516	$55
Treatment charges	(45)	—	—
Royalty on metals	(26)	—	—
Noncash and other costs, net	—	52	—
Revenue adjustments, primarily for pricing on
prior period open sales	(1)	—	—
PT Smelting intercompany profit	—	(5)	—
Indonesia mining	931	563	55
Other mining & eliminations[b]	3,650	2,153	272
Total mining	4,581	2,716	327
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	3	2
As reported in FCX’s consolidated financial statements	$4,583	$2,719	$329
a. Includes silver sales of 563 thousand ounces ($28.49 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$258	$258	$74	$332

Site production and delivery, before net noncash
and other costs shown below	125	103	42	145
Cobalt credits[b]	(56)	—	—	—
Royalty on metals	6	5	1	6
Net cash costs	75	108	43	151
Depreciation, depletion and amortization	51	45	6	51
Noncash and other costs, net	7	6	1	7
Total costs	133	159	50	209
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2	1
Gross profit	$124	$98	$26	$124

Copper sales (millions of recoverable pounds)	84	84
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.07	$3.07	$9.21

Site production and delivery, before net noncash
and other costs shown below	1.48	1.22	5.16
Cobalt credits[b]	(0.66)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	0.89	1.28	5.32
Depreciation, depletion and amortization	0.61	0.53	0.80
Noncash and other costs, net	0.08	0.08	0.12
Total unit costs	1.58	1.89	6.24
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	0.24
Gross profit per pound	$1.48	$1.17	$3.21

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$332	$145	$51
Royalty on metals	(6)	—	—
Noncash and other costs, net	—	7	—
Revenue adjustments, primarily for pricing
on prior period open sales	1	—	—
Africa mining	327	152	51
Other mining & eliminations[c]	3,397	2,274	295
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$401	$401	$41	$442

Site production and delivery, before net noncash
and other costs shown below	164	157	23	180
Cobalt credits[b]	(27)	—	—	—
Royalty on metals	8	7	1	8
Net cash costs	145	164	24	188
Depreciation, depletion and amortization	58	54	4	58
Noncash and other costs, net	5	5	—	5
Total costs	208	223	28	251
Revenue adjustments, primarily for pricing
on prior period open sales	2	2	2	4
Gross profit	$195	$180	$15	$195

Copper sales (millions of recoverable pounds)	118	118
Cobalt sales (millions of contained pounds)			6

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.40	$3.40	$7.28

Site production and delivery, before net noncash
and other costs shown below	1.39	1.33	4.18
Cobalt credits[b]	(0.23)	—	—
Royalty on metals	0.07	0.06	0.13
Unit net cash costs	1.23	1.39	4.31
Depreciation, depletion and amortization	0.49	0.46	0.69
Noncash and other costs, net	0.04	0.04	0.06
Total unit costs	1.76	1.89	5.06
Revenue adjustments, primarily for pricing
on prior period open sales	0.01	0.01	0.38
Gross profit per pound	$1.65	$1.52	$2.60

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$442	$180	$58
Royalty on metals	(8)	—	—
Noncash and other costs, net	—	5	—
Revenue adjustments, primarily for pricing
on prior period open sales	4	—	—
Africa mining	438	185	58
Other mining & eliminations[c]	4,143	2,531	269
Total mining	4,581	2,716	327
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	3	2
As reported in FCX’s consolidated financial statements	$4,583	$2,719	$329

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In Millions)	2014	2013

Revenues, excluding adjustments[a]	$137	$155

Site production and delivery, before net noncash
and other costs shown below	75	78
Treatment charges and other	11	12
Net cash costs	86	90
Depreciation, depletion and amortization	22	20
Noncash and other costs, net	1	2
Total costs	109	112
Gross profit	$28	$43

Molybdenum sales (millions of recoverable pounds)[a]	13	12

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$10.76	$12.55

Site production and delivery, before net noncash
and other costs shown below	5.87	6.37
Treatment charges and other	0.84	0.95
Unit net cash costs	6.71	7.32
Depreciation, depletion and amortization	1.75	1.62
Noncash and other costs, net	0.11	0.15
Total unit costs	8.57	9.09
Gross profit per pound	$2.19	$3.46

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended March 31, 2014	Revenues	and Delivery	Amortization
Totals presented above	$137	$75	$22
Treatment charges and other	(11)	—	—
Noncash and other costs, net	—	1	—
Molybdenum mines	126	76	22
Other mining & eliminations[b]	3,598	2,350	324
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

Three Months Ended March 31, 2013
Totals presented above	$155	$78	$20
Treatment charges and other	(12)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	143	80	20
Other mining & eliminations[b]	4,438	2,636	307
Total mining	4,581	2,716	327
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	3	2
As reported in FCX’s consolidated financial statements	$4,583	$2,719	$329

a. Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended March 31, 2014
			Natural	Total
		Natural	Gas Liquids	U.S. Oil
(In Millions)	Oil	Gas	(NGLs)	& Gas
Oil and gas revenues before derivatives	$1,162	$98	$50	$1,310	[a]
Realized cash losses on derivative contracts	(58)	(7)	—	(65)
Realized revenues	$1,104	$91	$50	1,245
Less: cash production costs				298	[a]
Cash operating margin				947
Less: depreciation, depletion and amortization				616
Less: accretion and other costs				13
Plus: net noncash mark-to-market gains on derivative contracts				15
Plus: other net adjustments				1
Gross profit				$334

Oil (MMBbls)	11.8
Gas (Bcf)		19.5
NGLs (MMBbls)			1.1
Oil Equivalents (MMBOE)				16.1

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$98.62	$5.05	$45.47	$81.23	[a]
Realized cash losses on derivative contracts	(4.86)	(0.38)	—	(4.01)
Realized revenues	$93.76	$4.67	$45.47	77.22
Less: cash production costs				18.51	[a]
Cash operating margin				58.71
Less: depreciation, depletion and amortization				38.21
Less: accretion and other costs				0.78
Plus: net noncash mark-to-market gains on derivative contracts				0.90
Plus: other net adjustments				0.04
Gross profit				$20.66

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$1,310	$298	$616
Realized cash losses on derivative contracts	(65)	—	—
Net noncash mark-to-market gains on derivative contracts	15	—	—
Accretion and other costs	—	13	—
Other net adjustments	1	—	—
U.S. oil & gas operations	1,261	311	616
Total mining[b]	3,724	2,426	346
Corporate, other & eliminations	—	—	4
As reported in FCX's consolidated financial statements	$4,985	$2,737	$966

a. Following is a summary of average realized price and cash production costs per BOE by region. Derivative contracts for oil and gas operations are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. Additionally, cash production costs exclude accretion and other costs.

	MMBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	6.3	$550	$87.35	$91		$14.42
Eagle Ford	4.7	387	81.78	60		12.75
California	3.6	326	91.76	130		36.53
Haynesville/Madden/Other	1.5	47	30.35	17		11.34
	16.1	$1,310	81.23	$298		18.51

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page X.

XXI